 Exhibit 18.1

August 8, 2006

Mohawk Industries, Inc.

Calhoun, Georgia

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Mohawk Industries, Inc. (the "Company") for the quarter ended July 1, 2006, and have read the Company's statements contained in Note 6 to the condensed consolidated financial statements included therein. As stated in Note 6, the Company changed its method of accounting for all inventories not previously accounted for on the first-in first-out ("FIFO") method from the last-in first-out ("LIFO") method to the FIFO method. The Company believes that the FIFO method of accounting for inventory costs is preferable because it provides a better measure of the current value of its inventory and provides a better matching of manufacturing costs with revenues. The change will also result in the application of a single costing method to all of the Company's inventories. In accordance with the Company's request, we have reviewed and discussed with management the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2005, nor have we audited the information set forth in the aforementioned Note 6 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method.  However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

Atlanta, Georgia